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                                                Exhibit (13)(m)



                              PURCHASE AGREEMENT
                              ------------------


     The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Numeric Investors L.P. ("Numeric"), a Delaware limited partnership, intending to be legally bound, hereby agree with each other as follows:

     1. The Fund hereby offers Numeric and Numeric hereby purchases $1,000 worth of shares of Class XX Common Stock (n/i Larger Cap Value Fund) of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share equivalent to the net asset value per share of the n/i Larger Cap Value Fund shares of the Fund as determined on December 9, 1997.

The Fund hereby acknowledges receipt from Numeric of funds in the amount of $1,000.00 in full payment for the Shares.

     2. Numeric represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of December, 1997.


                                    THE RBB FUND, INC.


                                    By:/s/ Edward J. Roach
                                       --------------------------
                                              President


                                    NUMERIC INVESTORS L.P.


                                    By:/s/ John C. Bogle, Jr.
                                       ---------------------------
                                       Managing Director